AMENDMENT TO

NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT (InfoPointTM for 340Basics)

            GENEX Consulting, LLC, having a place of business at 103 Carnegie Center, Ste. 300, Princeton, NJ 08540 (hereinafter “GENEX”) and 340Basics Inc. having a place of business at 66 Ford Rd #230, Denville, NJ 07834 (hereinafter “340Basics”), having entered into a Nonexclusive Software License Agreement (“Agreement”), said Agreement having been executed March 27, 2014 and made effective as of January 2, 2014, desire to amend that Agreement to provide for an exclusive license and to address other issues as set forth below, and Healthcare Corporation of America (OTCQB: HCCA), 340Basics’ parent company having a place of business at 66 Ford Rd #230, Denville, NJ 07834 (“HCCA”) desires to be added as a party and to enter into this Amendment in order to induce GENEX to enter into the same;

NOW, THEREFORE, in consideration of the mutual covenants of the parties and for other good and valuable consideration, the parties hereto hereby amend the Agreement as follows, this Amendment to be effective as of June 1, 2014 (the “Exclusive Effective Date”):

1. Subsection a) of Section 2 of the Agreement, entitled “LICENSE GRANT AND OWNERSHIP OF LICENSED SOFTWARE” is deleted and replaced with the following:

a) Subject to the terms of this Agreement, GENEX grants to 340Basics a worldwide, exclusive, non-transferable limited license to use the Licensed Software in connection with 340Basics Products. Nothing herein shall be considered to grant any license to use the Licensed Software for any other purpose or in connection with any other products, e.g., for Auditing, Medicaid, Medicare and Revenue Recovery.

Subsections b) and c) of Section 2 are unchanged.

            2.  Section 3 of the Agreement, the first section entitled “SOFTWARE HOSTING, SUPPORT AND CONSULTING” which through an error duplicated the provisions of Section 2, is deleted and replaced with the following language:  “[Section 3 is intentionally omitted]”.

            3. Section 5 of the Agreement, entitled “PAYMENT” is amended by adding additional subsections e), f), and g) as follows:

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            e) Exclusivity Fee:  in addition to the payments in Section 5(a) above, 340Basics will pay, at the times and in the manner set forth in this Section 5, an Exclusivity Fee in the amount of:

(i)     5% of 340Basic Script Revenue, plus

(ii)   an additional 2% of 340Basics Script Revenue from clients referred by GENEX, provided that such referrals are documented in writing, via email from GENEX to 340Basics, and acknowledged by 340Basics.

For purposes of this Agreement, “340Basics Script Revenue” for a given period shall mean the greater of:

(iii) total cash receipts of 340Basics and its affiliates during such period that are attributable to sales of 340Basics Products which utilize the Licensed Software, net of reasonable discounts and adjustments actually given;  and

            (iv) 70% of the amount specified as “340Basics Script Revenue”, corresponding to projected sales of 340Basics Products which utilize the Licensed Software, net of reasonable discounts and adjustments, for such period in 340Basics’s annual budget (the “Annual Budget”) in effect for such period, as approved by 340Basics’s Board of Directors.

When the Exclusivity Fee is calculated based on total cash receipts as specified in the foregoing clause (i), it shall be referred to as the Sales Exclusivity Fee, and when the Exclusivity Fee is calculated based on the 70% of budgeted amount as specified in the foregoing clause (ii), it shall be referred to as the “Minimum Exclusivity Fee”.

For as long as this Agreement continues in effect, 340Basics, HCCA & GENEX will work together to agree on the Annual Budget for each calendar year commencing with the 2015 calendar year prior to the beginning of the relevant calendar year (and in any event prior to such Annual Budget’s submission for approval to HCCA and 340Basic’s Board of Directors).  For purposes of illustration, Table 1 provides a calculation of potential Exclusivity Fee payments for the years 2014 (June – December, based on the budget already approved by the Board) and 2015 (January – December, based on estimates but not approved by the Board):

TABLE 1: Potential License Fee Payments

Period		Revenues	Notes
2014 Budget
June – December		$2,454,200	Amount of projected 340Basic Script Revenue in budget - already approved by the Board
Minimum Commitment	70%	$1,717,940

Fees
Minimum Exclusivity Fee	5%*	$85,897	Amount payable for the period if cash receipts do not exceed 70% of budget

Per Budget Exclusivity Fee	5%*	$122,710	Amount payable for the period if cash receipts equal 100% of 340Basic Script Revenue projected in the budget

2015 Budget		$9,727,200	Estimated amount of projected 340Basic Script Revenue in budget (NB: not yet approved by the Board)
Minimum Commitment	70%	$6,809,040

Fees
–Minimum Exclusivity Fee	5%*	$340,452	Amount payable for the period if cash receipts do not exceed 70% of budget
Per Budget Exclusivity Fee	5%*	$486,360	Amount payable for the period if cash receipts equal 100% of 340Basics Script Revenue projected in the budget
			* If GENEX brings in clients, it will be paid an additional 2% on receipts from such clients

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f) Timing of Exclusivity Fee payment:  Payments to GENEX of the Exclusivity Fee will be made on a monthly basis in immediately available funds, according to the schedule set forth in this subsection.  340Basics will make an Initial Payment to GENEX of $12,300 (the average monthly Minimum Exclusivity Fee for 2014) upon execution of this Amendment.  Upon termination of this Agreement or conversion of the license granted under this Agreement to a nonexclusive license, pursuant to Section 7(e), GENEX will first apply this Initial Payment of $12,300 to any outstanding amounts owed by 340Basics or HCCA under this Agreement as of the time of such termination or conversion, and then pay any balance remaining to 340Basics.  340Basics will pay by the 30th of each month following the end of the prior month the Sales Exclusivity Fee or the Minimum Exclusivity Fee, whichever is higher. On or before the 30th day of the month following a quarter (so on or before October 30 for the quarter ending September, and so forth), 340Basics and GENEX will true up the payments (either by payment from 340Basics or refund from GENEX) so that GENEX will have received (on a year-to-date basis through the end of such quarter; except that for 2014, the basis will be the only period from June through December 2014), the greater of (a) the total of the Minimum Exclusivity Fees due or (b) the total of the Sales Exclusivity Fees due. An example of this calculation is set forth on the spreadsheet attached hereto as Appendix A.

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            g) Reporting and Auditing:

(i) GENEX will grant access to 340Basics to retrieve 340B Invoice Reports from the information on the GENEX servers, such reports showing activity by customer using the Licensed Software.

(ii) 340Basics will provide GENEX with monthly reports showing the actual number of scripts sold, the price per script, any revenues, discounts or adjustments associated with sale of 340Basics Products, a calculation of the Sales Exclusivity Fee and a calculation of the fee payment owed to GENEX. GENEX shall have the right during the term of this Agreement and for three (3) years thereafter, at its cost and expense to designate an authorized representative, including without limitation, a firm of Certified Public Accountants to audit the books and records of 340Basics and to conduct such further investigation as GENEX shall deem necessary to verify 340Basic's performance of all its obligations hereunder including, without limitation, payments due to GENEX under this Agreement.

(iii) If, as a result of any examination of the books and records of 340Basics or the 340B Invoice Reports, it is determined that payments made under this Agreement were less than or greater than the amount which should have been paid, 340Basics and/or HCCA shall promptly pay the amount of any discrepancy or shortage to GENEX, or GENEX shall refund any overpayment to 340Basics, as the case may be.  Should the discrepancy or shortage of payment by 340Basics be the result of an error, omission or other inaccuracy in information or reports provided by 340Basics, the payment of the amount of discrepancy or shortage shall bear interest at 1.5% per month compounded monthly.

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Section 5 of the Agreement, entitled “PAYMENT” is further amended by replacing item 5 in subsection a) of such Section 5 with the following:

5) User volume license fee for GENEX 340BasicsTM suite (Client Login, Member Login, Eligibility, Customer Service, FileShare)

•         1 to 124,999 end users (including members, patients and employees): Included in basic license fee above.

•         125,000 - 199,999: Basic fee plus $0.20 per additional end user.

•         200,000 and over: Basic fee plus $0.15 per additional end user.

The remainder of subsection a), as well as subsections b), c) and d) of Section 5 shall remain unchanged.

            4.  Subsection b) of Section 6 of the Agreement entitled “WARRANTY AND INDEMNIFICATION” shall be deleted and replaced with the following:

b)         GENEX Indemnity:  In the event that 340Basics is sued in a court of competent jurisdiction for any claim that the Licensed Software, or its use as authorized hereunder, infringes or misappropriates any intellectual property right of any third party, GENEX will defend, indemnify and hold 340Basics harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorney's fees). Genex warrants that it will take reasonable precautions to encrypt transmissions and preserve the confidentiality of users’ personal data and information.  Should any amounts be payable by GENEX under this Section 6(b) indemnity, such amounts shall be first offset against any unpaid fees payable by 340Basics and HCCA and then against the current year’s minimum fees not yet paid.

All other provisions of Section 6 shall remain unchanged.

5. Section 7 of the Agreement, entitled “TERM AND TERMINATION” is amended by correcting the reference in subsection (a) to “this Section 6” to “this Section 7” and by deleting subsection c) and replacing it with the following:

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c)         Termination for Convenience:  This Agreement may be terminated by either party at any time after the fifth anniversary of the Exclusive Effective Date, upon three months written notice, provided that if the termination is by 340 Basics, all payments due hereunder must have been made through the effective date of termination.

Section 7 of the Agreement is further amended by adding the following subsection:

e)  Conversion to Nonexclusive:  in addition to any other rights available under this Section 7 or any other provision of this Agreement:

(i)     if 340Basics or HCCA is at any time delinquent for a period of 60 days or more in paying the Exclusivity Fee, any payments due under Section 11 hereof, or other payments due to GENEX under this Agreement, or if HCCA fails to comply with GENEX's exercise of its option to receive 10% Secured Convertible Debentures of HCCA under Section 11 hereof;

(ii)   if the amount of the “340Basic Script Revenue” is less than Five Million Dollars ($5,000,000) for 2015 or any calendar year thereafter;

(iii)  at any time after the fifth anniversary of the Exclusive Effective Date; and

(iv)  if 340Basics or HCCA become insolvent or declare bankruptcy; or

(v)   if 340Basics undergoes a change of control of the 340Basics business (whether by sale or transfer of substantially all assets or business of 340Basics or by sale or transfer of a majority of stock in 340Basics or HCCA) wherein (a) such change of control is without prior written consent by GENEX, such consent not to be unreasonably withheld, and (b) such change of control is a change of control which requires approval of the Board(s) of Directors of 340Basics and/or of HCCA after the date hereof;

then GENEX shall have the right to amend the Agreement to convert the license granted hereunder to a nonexclusive license, effective immediately upon written notice to 340Basics, by amending Subsections 2(a), 5(e), 5(f), and 7(c), such that Subsections 2(a) and 7(c) of the Agreement will prospectively revert to the original terms of the Nonexclusive Software License Agreement as executed March 27, 2014, and new Subsections 5(e) and 5(f) will cease to have effect prospectively.

All other provisions of Section 7 shall remain unchanged.

            6.  The Agreement is further amended to add the following Section 11:

11.  DEBT OF 340BASICS AND HCCA TO GENEX.

a) Each of 340Basics and HCCA hereby acknowledges and agrees that the balance of 340Basics’ and HCCA’s payment obligations to GENEX that are due and payable as of May 31, 2014 (the “Outstanding Balance”), which Outstanding Balance is hereby acknowledged by each of 340Basics and HCCA to be equal to approximately $380,000, remains outstanding and due and payable on demand, by 340Basics and HCCA jointly and severally, and that such Outstanding Balance is not satisfied, discharged or otherwise affected by this Amendment.

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b) At the option of GENEX, GENEX may elect to receive, at any time prior to June 7, 2014 and in satisfaction and discharge of a $175,000 portion of the Outstanding Balance, 10% Secured Convertible Debentures of HCCA in the aggregate principal amount of $175,000.00, with 100% detachable warrant coverage, to be issued to GENEX by HCCA on the terms and conditions set forth in debenture and warrant documentation substantially in the form furnished by HCCA to GENEX on May 31, 2013, with such modifications as GENEX and HCCA may mutually agree in writing (and for the avoidance of doubt, such option of GENEX will remain in effect at all times prior to June 7, 2014 notwithstanding any earlier payment of such balance, or any portion thereof, to GENEX), with the remaining balance of approximately $205,000 to be paid over 9 months, in equal installments due on the first day of the month, starting July 1, 2014.

c) The May 31st, 2014 outstanding remaining balance will be calculated and agreed upon by the parties by June 15, 2014.

7.  HCCA and 340Basics, as parties to this Agreement, shall be jointly and severally liable for all payment obligations under this Agreement, including without limitation all payments due under Section 5 and under Section 11, and wherever in the Agreement there is a reference to an obligation by 340Basics to make a payment, it is understood and agreed that HCCA is jointly and severally liable for such obligation; provided, however, that no license is granted hereunder to HCCA with respect to any products other than 340Basics Products.

            8. All provisions of the Agreement shall remain in force except as expressly modified by this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to the Nonexclusive Software License Agreement, as of the Exclusive Effective Date.  All signed copies of this Agreement shall be deemed to be originals.

GENEX Consulting, LLC                           340Basics Inc

/S/ Anula Curtis                                              /S/ Natasha Giordano

Signature                                                         Signature

Name: Anula Curtis                                        Name: Natasha Giordano

Title: Managing Director                                 Title: CEO

Date: June 6, 2014                                          Date: June 6, 2014

Healthcare Corporation of America

/S/ Natasha Giordano

Signature

Name: Natasha Giordano

Title: CEO

Date: June 6, 2014

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